NEWS RELEASE

FOR IMMEDIATE RELEASE: June 10, 2014	FOR MORE INFORMATION, CONTACT: Robert L. Buzzo
(276) 326-9000

First Community Bank Expands its Footprint in Southwestern Virginia

and Piedmont North Carolina Regions with Purchase of Seven Branches

Bluefield, Virginia – First Community Bank will significantly increase its presence in Southwestern Virginia with the purchase of six branches from Bank of America. First Community Bank will also acquire one branch in Mt. Airy, North Carolina as part of the transaction. It is anticipated that the purchase of the branches will close later this year following approval by regulators and satisfaction of customary closing conditions. First Community Bank will add approximately $440 million in deposits as a result of the purchase. No loans are included in the purchase. First Community Bank is a wholly-owned subsidiary of First Community Bancshares, Inc., (NASDAQ:FCBC) (www.fcbinc.com) which is headquartered in Bluefield, Virginia.

“We are pleased to add these branches to our existing branch network in Southwestern Virginia and the Piedmont Region in North Carolina,” said Gary Mills, Chief Executive Officer of First Community Bank. Mills further stated, “This branch acquisition fits squarely with our strategic objective to grow our banking franchise in markets that are in or near our core banking operations. These branches complement our existing operations in Southwestern Virginia and the Piedmont Region and we are truly excited to bring our style of banking to these communities.”

In addition to Mt. Airy, the acquired branches in Southwestern Virginia are in the communities of Blacksburg, Pulaski, Hillsville, Wytheville, Gate City, and Abingdon. Additionally, First Community Bank will purchase remote ATM locations in Weber City, Virginia and Mt. Airy, North Carolina. First Community Bank currently operates 28 banking locations in Southwestern Virginia, the Piedmont Region of North Carolina, Southern West Virginia, and Eastern Tennessee that are in the proximity of the acquired locations. First Community Bank intends to hire all current employees of the acquired branches and will take great care to assure a smooth customer service transition.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly-owned subsidiary First Community Bank. First Community Bank operated 68 banking locations throughout Virginia, West Virginia, North Carolina, South Carolina, and Tennessee as of March 31, 2014. First Community Bank offers wealth management and investment services through its wholly-owned subsidiary First Community Wealth Management, a registered investment advisory firm, and the Bank’s Trust Division, which collectively managed $697 million in combined assets as of March 31, 2014. The Company provides insurance services through its wholly-owned subsidiary Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operated 9 insurance locations throughout Virginia, West Virginia, and North Carolina as of March 31, 2014. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “FCBC”. The Company reported consolidated assets of $2.61 billion as of March 31, 2014. Additional investor information can be found on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in First Community Bancshares, Inc.’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.